EXHIBIT 99.4: NEWS RELEASE

       William J. Listwan, M.D. Elected to ProAssurance Board of Directors


     BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 13, 2006--William J. Listwan, M.D., the former Chairman of Physicians Insurance Company of Wisconsin (PIC Wisconsin), has been elected to serve on ProAssurance's Board of Directors. In accordance with the terms of the Merger Agreement between ProAssurance and PIC Wisconsin, Dr. Listwan was nominated by PIC Wisconsin and elected by ProAssurance's Board of Directors at their meeting today.
     A. Derrill Crowe, M.D., the Chairman and Chief Executive Officer of ProAssurance, said, "Dr. Listwan brings two decades of professional liability insurance experience to the Board as well as experience in a variety of medical leadership roles, including past president of the Wisconsin Medical Society. As a practicing physician with more than thirty years of clinical experience, Bill will help ProAssurance anticipate and meet the needs of our customers. As an experienced insurance executive, he understands the need for a long-term vision of financial strength in our line of insurance."

     About ProAssurance

     ProAssurance Corporation (NYSE:PRA) is the nation's fourth largest writer of medical professional liability insurance through its principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., PIC Wisconsin, and Red Mountain Casualty Insurance Company, Inc. ProAssurance also writes professional liability coverage through Woodbrook Casualty Insurance, Inc.


     CONTACT: ProAssurance Corporation, Birmingham
              Frank B. O'Neil, 800-282-6242 or 205-877-4461
              foneil@ProAssurance.com